                      FOR:   International Speedway Corporation
                                                                                                  CONTACT:   Wes Harris
                                                                                                                          Director of Investor Relations
                                                                                                                          (386) 947-6465

INTERNATIONAL SPEEDWAY ANNOUNCES APPROVAL OF FERKO/VAUGHN SETTLEMENT AGREEMENT,
COMPLETES SALE OF NORTH CAROLINA SPEEDWAY
-Acquisition of Martinsville Speedway to Close by Mid-July-

DAYTONA BEACH, FLORIDA  July 1, 2004  International Speedway Corporation ("ISC") (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) announced the District Court for the Eastern District of Texas, Sherman Division today approved the settlement agreement in the Ferko/Vaughn litigation ("Settlement Agreement") dated April 8, 2004. In addition, the sale of the assets of North Carolina Speedway to Speedway Motorsports, Inc. for $100.4 million dollars has closed.

Separately, the Company stated its previously announced acquisition of Martinsville Speedway is expected to close by the middle of this month.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually.  The Company owns and/or operates 11 of the nation's major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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